Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Energy Vault Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	8,000,000	$1.03025	$8,242,400.00	$153.10 per $1,000,000	$1,261.91
Total Offering Amounts					$8,242,400.00		$1,261.91
Total Fee Offsets (3)							—
Net Fee Due							$1,261.91
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers 8,000,000 shares of the Registrant’s common stock issuable under the Energy Vault Holdings, Inc. 2025 Employment Inducement Award Plan (the “Inducement Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Inducement Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 22, 2025, which date is within five business days prior to filing this Registration Statement.
(3)The Registrant does not have any fee offsets.